Exhibit 10.34

EXECUTION VERSION

EMPLOYMENT AND SEVERANCE AGREEMENT

This Employment and Severance Agreement (this “Agreement”) is made August 14, 2015, between Steiner Beauty Products, Inc., a Florida corporation (the “Company”), and Sean Harrington (“Employee”).

W I T N E S S E T H:

WHEREAS, Employee entered into an Employment Agreement with Elemis Limited, an Affiliate (as defined below) of the Company, effective as of January 1, 2011 (the “2011 Agreement”); and

WHEREAS, the Company and Employee desire to enter into this Agreement to replace the 2011 Agreement, to provide for the terms of the services to be performed by Employee for the Company.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1.       Employee’s Duties; At Will Nature of Employment

Effective on the Effective Date (as defined in Section 2, below), the Company hereby employs Employee as President – Elemis Global of the Company and Employee hereby accepts such employment. In that capacity, Employee shall have such duties and responsibilities consistent with the foregoing and otherwise consistent with Employee's position as may be determined from time to time by the Board of Directors of the Company (the "Board") or the Chief Executive Officer of Steiner Leisure Limited (“SLL”), the ultimate parent company of the Company (the “SLL CEO”), including duties with respect to Affiliates of the Company. For purposes of this Agreement, “Affiliate” means an entity controlled by, controlling or under common control with the entity in question.

While he is employed by the Company, Employee shall devote all his business time and effort to the conduct of his duties hereunder, provided that Employee may (i) serve on corporate, civic and charitable boards or committees, subject to approval by the Board (other than for non-profit organizations) in light of potential conflicts of interest with the Company, which approval shall not be unreasonably withheld or delayed, (ii) provide services on a pro bono basis to civic and charitable organizations and (iii) attend to his personal investments, so long as such activities do not interfere with the performance of Employee's responsibilities as an employee of the Company in accordance with this Agreement and are consistent with the Company's policies. The Company also agrees that Employee may receive compensation in connection with his service on corporate boards, without set-off, adjustment or diminution of his salary, bonus or any other rights hereunder. For purposes of this Agreement, references to Company policies herein include policies of SLL.

By Employee’s execution below, Employee acknowledges that (i) Employee’s employment with the Company is at will, and may be terminated by the Company at any time, with or without notice and for Cause (as defined below) or any other reason or no reason (subject to the provisions of this Agreement) and (ii) except for this Agreement, there is no arrangement or agreement between Employee and the Company concerning the terms of Employee’s employment with the Company commencing on the Effective Date and that nothing in this Agreement guarantees employment for any definitive or specific term or duration or any particular level of benefits or compensation except as specifically provided for herein.

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EXECUTION VERSION

2.       Effective Date; Term

This Agreement is for an initial term that is effective commencing on March 18, 2015 (the "Effective Date") and terminating on December 31, 2015 (the “Initial Term”) and shall thereafter be automatically extended for one or more additional one-year periods (each, a “Renewal Period”) unless notice of non-renewal is provided by either party to the other in accordance with the notice provisions of Section 8 hereof, at least ninety (90) days prior to the expiration of the Initial Term or the Renewal Period, as the case may be, or unless terminated sooner in accordance with the terms and conditions in Section 5 of this Agreement. Notwithstanding the foregoing, the above-referenced notice of non-renewal may not be given by the Company during the twenty four (24) month period commencing upon a Change in Control (as defined below).

3.       Compensation.

(a)      Salary and Bonus. Except as otherwise provided herein, the Company (or any Affiliate) shall pay to Employee compensation as described in this Section 3(a), all of which shall be subject to such deductions as may be required by applicable law or regulation:

(i)       Base Salary. The Company shall pay to Employee a base salary at the rate of not less than Five Hundred Fifty Thousand Dollars ($550,000) per year subject to review each calendar year (a “Year”) and possible increase in the sole discretion of the Board, payable in equal installments every two weeks (the “Base Salary”). As used in this Agreement, the term “accrued” with respect to Base Salary means Base Salary with respect to the time period through the date in question.

(ii)      Incentive Bonus. Employee shall be eligible to receive a bonus (the “Incentive Bonus”) based on a formula and performance criteria approved annually by the Compensation Committee of the Board (the “Committee”), in its sole discretion, provided, however, that Employee shall be eligible each Year to receive an Incentive Bonus ranging from 37.5% to 150% of his then current Base Salary, with a specified target Incentive Bonus equal to 75% of his then current Base Salary (the "Target Incentive Bonus").

Any Incentive Bonus payable to Employee shall be paid (i) pursuant to the terms and conditions of SLL’s 2012 Incentive Plan or any successor plan, and (ii) notwithstanding anything herein to the contrary, no later than sixty (60) days following the end of the Year with respect to which the Incentive Bonus was earned.

Except as otherwise provided in Sections 5(a), 5(b), 5(d) and 5(e), below, Employee shall only be entitled to receive an Incentive Bonus if Employee is employed by the Company pursuant to this Agreement at the close of business on the last day of the applicable performance period with respect to the Incentive Bonus (the “Determination Date”). As used in this Agreement, the term “accrued” with respect to an Incentive Bonus refers to only an Incentive Bonus for a performance period in which Employee was employed on the Determination Date.

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EXECUTION VERSION

(iii)      Reduction in Bonus. The Incentive Bonus payable pursuant to this Agreement may be subject to a reduction of up to ten percent (10%) in the discretion of the Committee in the event that Employee commits a material violation of a Company policy or consistently fails to follow a Company policy or policies (collectively, a “Violation”). Employee is required to promptly inform the SLL CEO of any Violation with respect to any officer or other employee of the Company or any Affiliate thereof of which Employee becomes aware.

(iv)      Recovery of Bonus Awarded in Error. To the extent required by applicable law, any Incentive Bonus paid to the Employee under this Agreement shall be subject to recovery by the Company and repayment by the Employee, in the event of any restatement of the annual audited financial statements of SLL within three Years following the Year for which the Incentive Bonus was awarded, but only to the extent that the Incentive Bonus previously awarded was in excess of the amount of the Incentive Bonus that should have been awarded had the results of operations been correctly reported when initially audited and filed with the SEC.

(v)       Relocation Payment. Employee shall be entitled to receive (A) in connection with relocating Employee and his family from London to South Florida (the “Relocation”) the sum of Forty-Eight Thousand Dollars ($48,000) to be utilized by Employee to defer home rental expenses for a period of six (6) months and (B) reimbursement of the actual expenses up to Thirty Thousand Dollars ($30,000) incurred by Employee in the Relocation, provided that such expenses are consistent with documented proposals therefor presented by Employee to the SLL CEO.

(b)        Disability Insurance. During each Year of Employee’s employment, Employee shall be paid an amount to be used toward the payment of the premium on a disability insurance policy in the maximum amount obtainable by Employee (a “Policy”) covering Employee, upon delivery to SLL of evidence reasonably satisfactory to SLL of the purchase by Employee of a Policy with an annual premium due during such Year in an amount at least equal to the amount requested by Employee under this Section 3(b) (the “Disability Payment Amount”). The Disability Payment Amount shall be payable in equal installments at the times that the Base Salary is paid to Employee and shall be subject to such deductions as may be required by applicable law or regulation.

(c)        Life Insurance. During each Year of Employee’s employment, the Company shall pay all premiums with respect to a term life insurance policy for Employee with a ten year term and with a death benefit equal to four (4) times the then current Base Salary plus the Target Incentive Bonus amount. Such life insurance may be provided either through SLL’s group life insurance programs, by an individual policy, or by a combination of both group and individual policies, at the option of the Company.

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EXECUTION VERSION

(d)      Other Benefits; Forfeiture upon Resignation. The Company shall provide to Employee, in amounts and otherwise of a nature commensurate with Employee’s compensation and position with the Company, all other benefits currently provided to the executive officers (as defined for purposes of the Securities Exchange Act of 1934, as amended) of SLL, as well as those which SLL may, in the future, provide to its executive officers, including, without limitation, life insurance, medical coverage, benefits under any 401(k) plan of the Company or its Affiliates, any contractual indemnification rights and eligibility to receive awards under equity plans of the Company or an Affiliate applicable to executive officers of SLL. Except as otherwise provided in this Agreement, the unvested portion of any equity awards granted to Employee by SLL on or after the date hereof shall be immediately forfeited in the event Employee voluntarily resigns his employment or at the end of the Initial Term or any Renewal Period if Employee delivers a notice of non-renewal to the Company. The Company also shall provide Employee with a private office and an annual allowance of Fifteen Thousand Dollars ($15,000) for the use by Employee in purchasing or leasing an automobile and for the payment of insurance, maintenance and other expenses in connection with such automobile (the “Car Allowance”). The Company acknowledges and agrees that for services provided to the Company, Employee will be covered to the same extent as other executive officers of SLL by directors’ and officers’ liability insurance maintained by the Company or any Affiliate of the Company, as applicable.

(e)       Expense Reimbursement; No Relocation. The Company shall reimburse Employee for all ordinary and necessary business expenditures made by Employee in connection with, or in furtherance of, his employment upon presentation by Employee of expense statements, receipts, vouchers or such other supporting information as may from time to time be reasonably requested by the Board. When traveling for business of the Company, Employee, at his sole discretion and at the Company's expense, shall travel via business class accommodations. Other business travel reimbursement for Employee shall be pursuant to the applicable business expense reimbursement policy of the Company. The Company shall not, without Employee’s prior written consent, require Employee to relocate his office more than 50 miles from the Company’s current principal place of business in Miami-Dade County, Florida. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Section 3(e) does not constitute a “deferral of compensation” within the meaning of Section 409A ("Section 409A") of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations and other guidance thereunder: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year; (ii) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

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EXECUTION VERSION

(f)        Equity Grant. Employee has been granted (i) Fifty Thousand One Hundred Forty-Nine (50,149) Restricted Share Units, as such term is defined in the Steiner Leisure Limited 2012 Incentive Plan (the "Plan"), pursuant to the Plan and a Restricted Share Unit award agreement in the form generally used for awards of Restricted Share Units to executive officers and other employees of the Company and its Affiliates, and which shall vest (A) with respect to 50,000 Restricted Share Units, as follows: 5% on the first anniversary of the date of grant, 20% on the second anniversary of the date of grant, 24% on the third anniversary of the date of grant, 25% on the fourth anniversary of the date of grant, and 26% on the fifth anniversary of the date of grant and (B) with respect to 149 Restricted Share Units, in one-third installments on each of the first three anniversaries of the date of grant and (ii) 340 Performance Share Units, as such term is defined in the Plan, which shall vest in three equal installments on each of February 22, 2016, the second anniversary of the date of grant and the third anniversary of the date of grant, provided certain performance criteria for the vesting of such performance share units are met. In addition to the above-referenced Restricted Share Units, Employee may, in the sole discretion of the Committee, be granted equity awards (the "Equity Awards") pursuant to the Plan (including annually as part of SLL's annual grant of options, shares or other equity awards to officers and employees) on such terms and conditions as the Committee shall determine in its sole and absolute discretion. Some or all of the Equity Awards may be subject to certain vesting schedules, based on the attainment, over a specified period, of Company and/or as the case may be, Affiliates of the Company, performance goals (the "Performance Goals") which are determined by the Committee and are to be reflected in the award agreements related to such Equity Awards (the "Performance Awards"). In all cases, any unvested portion of the Restricted Share Units or Equity Awards shall be immediately forfeited in the event Employee is terminated pursuant to Section 5(c) hereof; and provided further, that: (a) any unvested portion of the Restricted Share Units or Equity Awards shall vest immediately in the event of: (i) Employee's termination pursuant to Sections 5(a),(b),(d) or (e); provided, however, that in the event of Employee's termination without Cause or for Good Reason, the Performance Awards shall vest, percentage wise, the extent they would have been vested had the Employee remained employed until the applicable Performance Goals are met (irrespective of whether or not that is the case), multiplied by the percentage of days during the Year prior to the date of termination during which he was employed by the Company.

(g)       Potential Additional Equity Grant. Employee will be entitled to receive an award of common shares of SLL (the “Shares”), based on the terms and conditions described below. Employee will present to the Compensation Committee of the Board (the “Committee”) for approval, no later than October 1, 2015, proposed “stretch” budgets for the operations under the management of Employee for years 2016 through 2020, which stretch budgets shall be based (i) for 2016, on a significant increase over the actual budget for 2016 previously presented to the Committee and (ii) for each of 2017 through 2020, on a significant increase over the budgets that otherwise would be submitted to the Committee for approval for such years based on the 2016 stretch budget as the base line (the “Stretch Budgets”). With respect to the years 2016 through 2020, if the cumulative amount of the Stretch Budgets therefor is achieved, then Employee will earn the sum of US $4,300,000 in value of the Shares.

(h)       Visa. During the Term, the Company shall be responsible for the cost of any visa required for Employee to work in the United States.

4.      Vacation

Employee shall be entitled to (i) four (4) weeks paid vacation per Year (the “Vacation Days”) and (ii) additional vacation days on each day that is a United States federal holiday. The vacation provided for in this Section 4 shall be coextensive with, and not cumulative with, vacations allowed pursuant to any other arrangements with any Affiliates of the Company. With respect to the Vacation Days not taken by Employee during a Year, the Company shall pay to Employee on or before January 30th of the following Year, an amount representing the Base Salary (at the rate in effect for the Year during which the Vacation Days were to have been taken) with respect to the Vacation Days not taken by Employee during a Year (if any, the “Vacation Payment”); provided, however, that no payment shall be made with respect to more than ten (10) Vacation Days for any one Year (prorated for partial Years of employment) and Employee may not use any unused Vacation Days in any subsequent Years. As used in this Agreement, the term “accrued” with respect to Vacation Payment means the Vacation Payment to which Employee is entitled hereunder through the date in question.

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EXECUTION VERSION

5.      Termination

(a)       Death. In the event of Employee’s death during his employment by the Company, the Company shall pay to Employee’s estate within sixty (60) days after the date of Employee’s death: (i) any unpaid accrued Base Salary pursuant to Section 3(a)(i), above, and any unpaid accrued Incentive Bonus pursuant to Section 3(a)(ii), above, in each case to which Employee was entitled as of the date of death; (ii) any amount due to Employee as of the date of death as reimbursement of expenses under Section 3(e), above; (iii) any unpaid accrued Vacation Payment to which Employee was entitled as of the date of death; (iv) Pro-Rata Target Bonus (as defined below); and (v) a lump sum amount equal to the maximum monthly premium Employee's spouse and other eligible family members (the "Dependents") would be required to pay pursuant to continuation of coverage requirements of Section 4980B of the Code and the regulations thereunder ("COBRA") in order to avail them of continuation of medical and dental coverage in effect immediately prior to Employee's death (assuming all were eligible for such continuation) multiplied by twenty four (24). For avoidance of doubt it is understood that the amount described in clause (iv) in the immediately preceding sentence is due regardless of whether Dependents elect COBRA coverage, procure other medical and dental coverage or elect to have no such coverage. In addition to Employee’s rights under any applicable equity award agreements, Employee’s estate also shall be entitled to immediate vesting of any unvested equity awards held by Employee on the date of his death which were granted to Employee by SLL and in addition to Employee’s rights under any applicable share option agreements, any share options held by Employee at the time of death which were granted to Employee by SLL, shall remain exercisable until the earlier of two (2) years following Employee's date of death and, if applicable, the date (or dates) any such options would otherwise expire in the absence of Employee's death. For purposes of this Agreement, the term “Pro-Rata Target Bonus” shall mean an amount equal to the Employee’s Target Incentive Bonus for the Year during which a termination of, or by, as the case may be, Employee occurred multiplied by the percentage of days during the Year prior to the date of termination during which he was employed by the Company.

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EXECUTION VERSION

(b)       Disability. If, during his employment by the Company, Employee becomes unable to engage in any substantial gainful activity or receives benefits for at least three (3) months under the Company’s disability plan, if any, as the result of a medically determinable physical or mental impairment that is expected to result in death or continue for at least twelve (12) months (a “Disability”), Employee's employment with the Company shall terminate (the date of such termination being the “Disability Date”), and, thereafter, Employee shall not be deemed to be employed by the Company (except that Employee’s obligations under Section 6, below, shall remain in full force and effect) and the Company shall have no further obligations to make payments or otherwise to, or on behalf of, Employee, except as provided in this Section 5(b). In determining Disability under this Section 5(b), the Company shall rely upon the written opinion of the physician regularly attending Employee in determining whether a Disability is deemed to exist. If the Company disagrees with the opinion of such physician, the Company may choose a second physician, the two (2) physicians shall choose a third physician, and the written opinion of a majority of the three (3) physicians shall be conclusive as to Employee’s Disability. The expenses associated with the utilization of any physician other than the physician regularly attending Employee shall be borne solely by the Company. Employee hereby consents to any required medical examination and agrees to furnish any medical information requested by the Company and to waive any applicable physician/patient privilege that may arise because of such determination. In the event of termination of Employee’s employment pursuant to this Section 5(b), the Company shall pay to Employee within sixty (60) days after the Disability Date: (i) any unpaid accrued Base Salary pursuant to Section 3(a)(i), above, and any unpaid accrued Incentive Bonus pursuant to Section 3(a)(ii), above, in each case to which Employee was entitled as of the Disability Date; (ii) any amount due to Employee as of the Disability Date as reimbursement of expenses under Section 3(e), above; (iii) any unpaid accrued Vacation Payment to which Employee was entitled as of the Disability Date; (iv) Pro-Rata Target Bonus and (v) a lump sum amount equal to the maximum monthly premium Employee, Employee's spouse and other eligible family members (the "Family") would be required to pay pursuant to COBRA in order to avail them of continuation of medical and dental coverage in effect immediately prior to Disability Date (assuming all were eligible for such continuation) multiplied by twenty four (24). For avoidance of doubt it is understood that the amount described in clause (iv) of the immediately preceding sentence shall be due regardless of whether the Family elects COBRA coverage, procures other medical and dental coverage or elect to have no such coverage. In addition to Employee’s rights under any applicable equity award agreements, Employee shall also be entitled to immediate vesting of any unvested equity awards held by Employee on the Disability Date which were granted to Employee by SLL and in addition to Employee’s rights under any applicable share option agreements, any share options held by Employee as of the Disability Date which were granted to Employee by SLL, shall remain exercisable until the earlier of two (2) years following Employee's Disability Date and, if applicable, the date (or dates) any such options would otherwise expire in the absence of Employee's Disability. Nothing in this Agreement is intended to cause the Company to be in violation of the Americans with Disabilities Act.

(c)       For Cause by Company or By the Employee without Good Reason. If the Company terminates Employee’s employment for Cause or the Employee terminates his employment without Good Reason (as defined below in Section 5(d), which shall include delivery by Employee to Company of a notice of non-renewal of the Initial Term or any Renewal Period, in which case the termination date will be December 31 of that Year), this Section 5(c) shall apply.

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EXECUTION VERSION

For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following events: (i) Employee’s continued failure to substantially perform Employee’s duties with the Company (other than any such failure resulting from Employee’s Disability); (ii) a violation by Employee of any lawful written policy or directive of the Company or any Affiliate applicable to Employee specifically, or to officers or employees of the Company or any Affiliate generally, the violation of which policy or directive is materially and demonstrably injurious to the Company or any Affiliate of the Company; (iii) Employee’s excessive alcoholism or drug abuse that substantially impairs the ability of Employee to perform Employee’s duties hereunder; (iv) continued gross negligence by Employee in the performance of his duties hereunder that results in material and demonstrable damage to the Company or any Affiliate of the Company; (v) violation by Employee of any lawful direction from the Board, provided such direction is not inconsistent with Employee’s duties and responsibilities to the Company or any Affiliate hereunder; (vi) fraud, embezzlement or other criminal conduct by Employee that results in material and demonstrable damage to the Company or any Affiliate; (vii) intentional or reckless conduct by Employee that results in material and demonstrable damage to the Company or any Affiliate; or (viii) the committing by Employee of an act involving moral turpitude that results in material and demonstrable damage to the Company or any Affiliate of the Company; provided, however, that in the case of any of the events described in clauses (i), (ii), (iv) or (v) above, such event shall not constitute Cause hereunder unless and until there is given to Employee by the Company a written notice which sets forth the specific respects in which it believes that Employee’s conduct constitutes Cause hereunder, which conduct is not cured within ten (10) days after written notice thereof.

If the Employee’s employment terminates under this Section 5(c), the terminating party shall (i) notify the other party of such termination pursuant to notice provisions of Section 8 hereof no later than as soon as reasonably practicable after the effective time of such termination and (ii) have no further obligations to make payments or otherwise to, or on behalf of, Employee, except that Employee shall be entitled to receive any (i) unpaid accrued Base Salary pursuant to Section 3(a)(i), above, through the date of termination, (ii) Incentive Bonus that is accrued and unpaid as of the date of such termination (except that, if termination occurs as a result of the matters described in clauses (iv), (v), (vi) or (vii), above, then no such Incentive Bonus shall be payable) and (iii) any other amounts due to Employee under this Agreement as of the date of termination, including, but not limited to, reimbursement of expenses under Section 3(e), above, in each case within sixty (60) days after the termination of employment. Notwithstanding the foregoing, Employee shall, for all purposes, cease to be deemed to be employed by the Company as of the date of any termination of Employee pursuant to this Section 5(c). In the event Employee's employment terminates pursuant to this Section 5(c), all unvested equity awards granted to Employee on or after the date hereof by SLL shall be immediately forfeited by Employee as of the date of such termination.

(d)       For Good Reason by Employee or By the Company without Cause. If Employee terminates his employment for Good Reason or the Company terminates his employment without Cause (which for this purpose shall include the delivery by Company of a notice of non-renewal of the Initial Term or any Renewal Term to Employee, with the effective date of such termination being December 31 of that Year), then this Section 5(d) shall apply.

For purposes of this Agreement “Good Reason” shall mean any one or more of the following conditions which initially occur without Employee's consent within the one (1) year period immediately preceding the date of termination of his employment by Employee: (i) a material breach or default by the Company of this Agreement; (ii) a material decrease in the Employee’s Base Salary; (iii) a material diminution in Employee’s title as stated by this Agreement or a material diminution in the Employee's authority, duties or responsibilities under this Agreement, (iv) if Employee is required to report to another corporate officer or employee instead of reporting directly to the Chief Executive Officer, and (v) a change in the location of Employee’s office of more than 50 miles from the Company’s current principal place of business in Miami-Dade County, Florida. Provided, however, no Good Reason for termination shall be deemed to exist unless Employee provides to the Company a written notice of the existence of the condition establishing Good Reason within ninety (90) days of its initial existence, and the Company fails to remedy the condition within thirty (30) days following the receipt of such notice.

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EXECUTION VERSION

In the event that Employee's employment terminates pursuant to this Section 5(d), then the Company shall pay to Employee within sixty (60) days after the date of termination, an amount equal to: (i) any unpaid accrued Base Salary pursuant to Section 3(a)(i), above, and any unpaid accrued Incentive Bonus pursuant to Section 3(a)(ii), above, in each case to which Employee was entitled as of the date of termination; (ii) any amount due to Employee as of the date of termination as reimbursement of expenses under Section 3(e), above; (iii) any unpaid accrued Vacation Payment to which Employee was entitled as of the date of termination; (iv) a lump sum amount equal to two (2) times the sum of (A) one year of Base Salary in effect on the date of the termination of Employee’s employment plus (B) the Target Incentive Bonus (as if the applicable performance criteria have been met irrespective of whether or not that is the case) in effect for the Year of termination; and (v) a lump sum amount equal to the maximum monthly premium the Family would be required to pay pursuant to COBRA in order to avail them of continuation of medical and dental coverage in effect immediately prior to termination (assuming all were eligible for such continuation) multiplied by twenty four (24). For avoidance of doubt it is understood that the amount described in clause (v) of the immediately preceding sentence shall be due regardless of whether the Family elects COBRA coverage, procures other medical and dental coverage or elects to have no such coverage. Furthermore, Employee shall be entitled to an amount equal to the Termination Incentive Bonus (as defined below) payable within sixty (60) days following the end of the Year in which the termination occurred. In addition to Employee’s rights under any applicable equity award agreements, Employee shall also be entitled to immediate vesting of any unvested equity awards granted to Employee by SLL, except as provided in Section 3(f) with respect to Performance Awards and in addition to Employee’s rights under any applicable share option agreements, any share options held by Employee at the time of termination which were granted to Employee by SLL, shall remain exercisable until the earlier of two (2) years following Employee's date of termination and, if applicable, the date (or dates) any such options would otherwise expire in the absence of Employee's termination. For purposes of this Agreement, the term “Termination Incentive Bonus” shall mean an amount, payable only if the applicable performance criteria are attained, equal to the Employee’s Incentive Bonus that would have been payable to Employee for the Year during which a termination of, or by, as the case may be, Employee occurred, determined as if Employee had been employed by the Company on the Determination Date with respect to the Incentive Bonus in question.

(e)       Termination Following a Change in Control. Notwithstanding Sections 5(a), (b) and (d) above, in the event Employee's employment is terminated by him for Good Reason, by the Company without Cause or due to death or Disability within twenty four (24) months immediately following a Change in Control of SLL, this Section 5(e) shall apply and Sections 5(a), (b) and (d) above shall not apply. For avoidance of doubt, it is understood that any payment pursuant to this Section 5(e) is in lieu of, and not in addition to, any payments pursuant to Sections 5(a), (b) and (d) above.

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EXECUTION VERSION

For purposes of this Agreement, a "Change in Control" of SLL shall be deemed to occur if (i) over a twelve (12) month period, a person or group of persons acquires shares of SLL representing thirty-five percent (35%) of the voting power of SLL or a majority of the members of the Board is replaced by directors not endorsed by the members of the Board before their appointment or (ii) a person or group of persons (other than a person or group of persons controlled, directly or indirectly, by shareholders of SLL) acquires forty percent (40%) or more of the gross fair market value of the assets of SLL over a 12-week period. The interpretation of the meanings of the terms in the preceding sentence shall be made in accordance with the meanings ascribed to those terms under Section 409A of the Code, except that the words “person,” “persons” or “group” in the immediately preceding sentence shall be interpreted in accordance with the meanings ascribed to those words under Section 280G of the Code and the regulations thereunder.

In the event that Employee's employment terminates pursuant to this Section 5(e), then the Company shall pay to Employee within sixty (60) days after the date of termination: (i) any unpaid accrued Base Salary pursuant to Section 3(a)(i), above, and any unpaid accrued Incentive Bonus pursuant to Section 3(a)(ii), above, in each case to which Employee was entitled as of the date of termination; (ii) any amount due to Employee as of the date of termination as reimbursement of expenses under Section 3(e), above; (iii) any unpaid accrued Vacation Payment to which Employee was entitled as of the date of termination; (iv) a lump sum amount equal to two and a half (2.5) times the sum of (A) one year of Base Salary in effect on the date of the termination of Employee’s employment plus (B) the Target Incentive Bonus in effect for the year of termination (as if the applicable performance criteria have been met irrespective of whether or not that is the case); and (v) a lump sum amount equal to the maximum monthly premium the Family would be required to pay pursuant to COBRA in order to avail them of continuation of medical and dental coverage in effect immediately prior to termination (assuming all were eligible for such continuation) multiplied by twenty four (24). For avoidance of doubt it is understood that the amount described in clause (v) of the immediately preceding sentence shall be due regardless of whether the Family elects COBRA coverage, procures other medical and dental coverage or elects to have no such coverage. Furthermore: (i) in the event Employee's employment with the Company terminates pursuant to this Section 5(e) due to termination by Employee for Good Reason or by the Company without Cause, Employee shall be entitled to an amount equal to the Termination Incentive Bonus payable within sixty (60) days following the end of the Year in which the termination occurred; and (ii) in the event Employee's employment with the Company terminates pursuant to this Section 5(e) due to death or Disability, Employee shall be entitled to an amount equal to the Pro-Rata Target Bonus payable within sixty (60) days after the date of termination. Furthermore, in the event that Employee's employment terminates pursuant to this Section 5(e), then, in addition to Employee’s rights under any applicable equity award agreements, Employee shall also be entitled to immediate vesting of any unvested equity awards granted to Employee by SLL, unless otherwise provided in Section 3(f) with respect to Performance Awards and in addition to Employee’s rights under any applicable share option agreements, any share options held by Employee at the time of termination which were granted to Employee by SLL, shall remain exercisable until the earlier of two (2) years following Employee's date of termination and, if applicable, the date (or dates) any such options would otherwise expire in the absence of Employee's termination.

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EXECUTION VERSION

(f)        Payment Reduction under Section 280G. In the event that any payment or benefit made or provided Employee under this Agreement (the "Payment"), either alone or together with any other "parachute payments", as defined in Section 280G(b)(2) of the Code (such other parachute payments - "Section 280G Payments"), would constitute a parachute payment, the Payment shall be reduced to the largest amount as will result in no portion of the Payment or Section 280G Payments being subject to the excise tax imposed by Section 4999 of the Code. All determinations with respect to this Section 5(f) and the assumptions to be utilized in arriving at such determination shall be made by an independent public accounting firm with a national reputation in the United States that is selected by Employee (the "Accounting Firm") which shall provide detailed support and calculations both to the Company and to Employee within fifteen (15) business days after the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by the Company.

(g)       No Offset - No Mitigation. Employee shall not be required to mitigate any damages resulting from a breach by the Company of this Agreement by seeking other comparable employment. The amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation or benefits earned by or provided to Employee as a result of his employment by another employer.

6.       Non-Competition; Confidentiality; etc.

All references to the “Company” in this Section 6 shall include all Affiliates where the context permits.

(a)       Acknowledgment. Employee acknowledges and agrees that (i) in the course of Employee’s employment with the Company, it has been necessary, and, in the future, it will continue to be necessary for Employee to acquire information which could include, in whole or in part, information concerning the sales, products, services, customers and prospective customers, sources of supply, computer programs, system documentation, software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the Company or relating to the affairs of the Company (collectively, the “Confidential Information”), (ii) the restrictive covenants set forth in this Section 6 are reasonable and necessary in order to protect and maintain such proprietary interests and the other legitimate business interests of the Company and that such restrictive covenants in this Section 6 shall survive the termination of Employee’s employment with the Company for any reason, (iii) the Company would not have entered into this Agreement unless such covenants were included herein; and (iv) these covenants are entered into by Employee in consideration of the opportunity to receive severance and other payments pursuant to this Agreement.

(b)       Non-Competition. Employee covenants and agrees that during his employment with the Company and for a period of two (2) years following the termination of such employment for any reason, Employee shall not, on any vessel or within one hundred (100) miles of any non-vessel venue where, or from which, the Company is then conducting, or had in the then preceding two (2) years conducted, any part of its business, engage, directly or indirectly, whether as an individual, sole proprietor, or as a principal, agent, officer, director, employer, employee, consultant, independent contractor, partner or shareholder of any firm, corporation or other entity or group or otherwise, in any Competing Business. For purposes of this Agreement, the term “Competing Business” shall mean any individual, sole proprietorship, partnership, firm, corporation or other entity or group which offers or sells or attempts to offer or sell (i) spa services, prestige skin care products into the spa channel, or degree or non-degree educational programs in massage therapy, skin care or related courses or (ii) any other services then offered or sold by the Company. Notwithstanding the foregoing, Employee is not precluded from (i) maintaining a passive investment in publicly held entities provided that Employee does not have more than a five percent (5%) beneficial ownership in any such entity; or (ii) serving as an officer or director of any entity, the majority of the voting securities of which is owned, directly or indirectly, by the Company (collectively, a “Permitted Activity”).

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EXECUTION VERSION

(c)       Non-Solicitation of Customers and Suppliers. Employee agrees that during his employment with the Company, he shall not, whether as an individual or sole proprietor, or as a principal, agent, officer, director, employer, employee, consultant, independent contractor, partner or shareholder of any firm, corporation or other entity or group or otherwise, directly or indirectly, solicit the trade or business of, or trade, or conduct business with, any customer, prospective customer or supplier, of the Company for any purpose other than for the benefit of the Company. Employee further agrees that for two (2) years following termination of his employment with the Company for any reason, Employee shall not, whether as an individual or sole proprietor, or as a principal, agent, officer, director, employer, employee, consultant, independent contractor, partner or shareholder of any firm, corporation or other entity or group or otherwise, directly or indirectly, solicit the trade or business of, or trade, or conduct business with any customers or suppliers, or prospective customers or suppliers, of the Company. Notwithstanding the foregoing, Employee is not precluded from a Permitted Activity.

(d)       Non-Solicitation of Employees, Etc. Employee agrees that during his employment with the Company and thereafter for a period of two (2) years, he shall not, directly or indirectly, as an individual or sole proprietor or as a principal, agent, employee, employer, consultant, independent contractor, officer, director, shareholder or partner of any person, firm, corporation or other entity or group or otherwise without the prior express written consent of the Company, approach, counsel or attempt to induce any person who is then in the employ of, or then serving as an independent contractor with, the Company to leave the employ of, or terminate such independent contractor relationship with, the Company or employ or attempt to employ any such person or persons who at any time during the preceding six (6) months, was in the employ of the Company. Notwithstanding the foregoing, Employee is not precluded from a Permitted Activity.

(e)       Non-Disclosure of Confidential Information. Employee agrees to hold and safeguard the Confidential Information in trust for the Company, its successors and assigns and only use the Confidential Information for purposes of performing his duties hereunder and agrees that he shall not, without the prior written consent of the Board, misappropriate or disclose or make available to anyone for use outside the Company at any time, either during his employment hereunder or subsequent to the termination of his employment hereunder for any reason, any of the Confidential Information, whether or not developed by Employee, except as required in the performance of Employee's duties to the Company or as required by applicable law. In the event that Employee is requested or required by, or under applicable law or court, or administrative order to disclose any of the Confidential Information, Employee shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy. If Employee is legally compelled to disclose Confidential Information, Employee shall disclose only that portion of the Confidential Information which Employee is legally required to disclose.

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EXECUTION VERSION

(f)        Disclosure of Works and Inventions/Assignment of Patents. Employee shall disclose promptly to the Company any and all works, publications, inventions, discoveries and improvements authored, conceived or made by Employee during the period of his employment hereunder and related to the business or activities of the Company (the "Rights"), and hereby assigns and agrees to assign all his interest therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters of Patent or Copyrights, or similar documents or rights, of the United States or any foreign country or to otherwise protect the Company's interest in the Rights. Such obligations shall continue beyond the termination of Employee's employment hereunder for any reason with respect to works, inventions, discoveries and improvements authored, conceived or made by Employee during the period of Employee's employment under this Agreement.

(g)       Return of Materials. Upon the termination of Employee's employment with the Company for any reason, Employee shall promptly deliver to the Board all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, financial records, reports, flowcharts, programs, proposals and any other documents concerning the Company's business, including, without limitation, its customers or suppliers or concerning its products, services or processes and all other documents or materials containing or constituting Confidential Information; provided, however, that nothing in this Section 6(g) shall require Employee to deliver to the Board any property that is owned by Employee and that contains no Confidential Information.

(h)       Enforcement and Survival. Employee agrees that a breach of this Section 6 would result in irreparable and continuing damage to the Company. Accordingly, notwithstanding anything in this Agreement to the contrary, in the event of a breach or threatened breach by Employee, the Company shall be entitled to pursue immediately any and all remedies it may have against Employee in a court of competent jurisdiction by specific performance, injunction, or such other remedies and relief as may be available. If a court of competent jurisdiction finally determines that Employee has breached or has threatened to breach any or all of the restrictions provided for by this Section 6, the term of such restriction(s) shall remain in full force and effect beyond the expiration of its two (2) year term, such that the Company receives the benefit of a full two (2) year period of restrictions. The covenants provided for in this Section 6 shall survive the termination of this Agreement and of Employee’s employment and shall survive the expiration of this Agreement and of Employee’s employment

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EXECUTION VERSION

7.       Non-Assignment; Successors; etc.

The Company may assign any of its rights, under this Agreement, but it may not assign any of its obligations, under this Agreement without the prior written consent of Employee, which consent shall not be unreasonably withheld. This Agreement shall inure to the benefit of, and be binding on and enforceable by, the successors and assigns of the Company. The successors and assigns of the Company shall be bound by the terms hereof, and where the context permits, references to “Company” herein shall be deemed to apply to any such successors and assigns. Employee may assign his rights, but not his obligations, hereunder, and the obligations of Employee hereunder, other than the obligations set forth in Section 1, above, shall continue after the termination of his employment with the Company for any reason and shall be binding upon his estate, personal representatives, designees or other legal representatives, as the case may be (“Heirs”), and all of Employee’s rights hereunder shall inure to the benefit of his Heirs.

8.       Notices

Except as may be otherwise set forth in this Agreement, any notices or demands given in connection herewith shall be in writing and deemed given when (i) personally delivered, (ii) sent by facsimile transmission to a number provided in writing by the addressee and a confirmation of the transmission is received by the sender or (iii) three (3) days after being deposited for delivery with a recognized overnight courier, such as FedEx or UPS, and addressed or sent, as the case may be, to the address or facsimile number set forth below or to such other address or facsimile number as such party may in writing designate:

If to Employee:	901 Brickell Key Boulevard Apt. 3708 Miami, FL 33131

If to the Company:	Leonard Fluxman c/o Steiner Management Services LLC 770 South Dixie Highway, Suite #200 Coral Gables, FL 33146 Facsimile Number: (305) 358-7704

9.       Entire Agreement; Certain Terms

This Agreement, together with the form of the Release of Claims attached hereto as Exhibit A, constitutes and contains the entire agreement of the parties with respect to the matters addressed herein and, as of the Effective Date, supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof, including, but not limited to, effective as of the Effective Date, the 2011 Agreement and all other agreements and arrangements relating to the payment of any compensation to Employee with respect to any services performed, or to be performed, on behalf of the Company or any Affiliate, and may only be modified by an agreement in writing executed by Employee and the Company. Notwithstanding the foregoing, nothing in this Agreement is intended to reduce or limit in any way the rights of Employee under any equity awards agreements entered into by SLL and Employee prior to the date thereof. When used in this Agreement, the terms “hereof,” “herein” and “hereunder” refer to this Agreement in their entirety, including any exhibits or schedules attached to this Agreement and not to any particular provisions of this Agreement, unless otherwise indicated.

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EXECUTION VERSION

10.     Counterparts

This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

11.     Governing Law, etc.

This Agreement shall be governed by and construed in accordance with the laws of Florida without regard to choice of law provisions and the venue for all actions or proceedings brought by Employee arising out of or relating to this Agreement shall be in the state or federal courts, as the case may be, located in Miami-Dade County, Florida (collectively, the “Courts”). Employee hereby irrevocably waives any objection which he now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in any of the Courts and any objection on the ground that any such action or proceeding in any of the Courts has been brought in an inconvenient forum. Nothing in this Section 11 shall affect the right of the Company or an Affiliate to bring any action or proceeding against Employee or his property in the courts of other jurisdictions. In the event of any litigation between the parties hereto with respect to this Agreement, each party shall bear his or its own costs and expenses (“Legal Costs and Expenses”) in connection with such litigation, including, but not limited to, reasonable attorneys’ fees at the trial and appellate court levels; provided, however, that with respect to any litigation concerning whether a termination by Employee was for Good Reason, the Company shall pay Employee’s Legal Costs and Expenses (regardless of whether Employee is the prevailing party), and provided, further, that with respect to any litigation concerning whether a termination by the Company was for Cause, Employee shall be entitled to recover his Legal Costs and Expenses from the Company unless the Company is the prevailing party in any such litigation as determined by a final and nonappealable decision or order.

12.    Severability

It is the intention of the parties hereto that any provision of this Agreement found to be invalid or unenforceable be reformed rather than eliminated. If any of the provisions of this Agreement, or any part hereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of such provision or the other provisions of this Agreement, which shall be given full effect, without regard to the invalid portions. If any of the provisions of Section 6, above, or any portion thereof, is held to be unenforceable because of the duration of such provision or portions thereof, the area covered thereby or the type of conduct restricted therein, the parties hereto agree that the court making such determination shall have the power to modify the duration, geographic area and/or, as the case may be, other terms of such provisions or portions thereof, and, as so modified, said provisions or portions thereof shall then be enforceable. In the event that the courts of any one or more jurisdictions shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company’s rights provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

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EXECUTION VERSION

13.     Severance Condition; Release.

As a condition to the obligation of the Company to make any payment or to continue any payment to Employee hereunder in connection with the termination of Employee’s employment with the Company, (i) Employee, or Employee’s estate, as the case may be, shall be obligated to execute and not revoke a release of claims in favor of the Company and its Affiliates and parties related thereto in the form attached hereto as Exhibit A, provided by the Company, no later than thirty (30) days following termination (ii) and Employee must be in compliance with his obligations hereunder, including, but not limited to those obligations under Section 6. Notwithstanding the foregoing, the preceding provisions of this Section 13 shall not apply (i.e. the Company's obligation to make payment shall not be conditioned as provided above) to the following severance payments: (i) any unpaid accrued Base Salary pursuant to Section 3(a)(i), above, to which Employee was entitled as of the date of termination; (ii) any unpaid accrued Vacation Payment to which Employee was entitled as of the date of termination; (iii) any unpaid accrued Incentive Bonus pursuant to Section 3(a)(ii) to which Employee was entitled as of the date of termination; and (iv) amounts due to Employee as of the date of termination as reimbursement of expenses under Section 3(e)

14.    Non-Waiver

Failure by either the Company or Employee to enforce any of the provisions of this Agreement or any rights with respect hereto, or the failure to exercise any option provided hereunder, shall in no way be considered to be waiver of such provisions, rights or options, or to in any way affect the validity of this Agreement.

15.     Headings

The headings preceding the text of the paragraphs of this Agreement have been inserted solely for convenience of reference and neither constitutes a part of this Agreement nor affect its meaning, interpretation or effect.

16.    Advice of Counsel

Employee acknowledges that during the negotiation of this Agreement, he has retained or been advised to retain counsel of his choosing who has provided or will provide advice to Employee in connection with his decision to enter into this Agreement.

17.     Survivorship

The following sections of this Agreement shall survive the expiration or termination of this Agreement and shall survive Employee’s termination of employment from the Company for any reason: Section 5 (Termination), Section 6 (Non-Competition, Confidentiality, etc.) and Section 11 (Governing Law, etc.). In addition, all sections of this Agreement that would, by their terms, survive expiration or termination of this Agreement shall so survive such expiration and termination and shall also survive termination for any reason of Employee’s employment with the Company.

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EXECUTION VERSION

18.     Section 409A of the Code

It is the intention of both the Company and Employee that the benefits and rights to which Employee could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder, to the extent that the requirements of Section 409A of the Code are applicable thereto, and this Agreement shall be construed in a manner consistent with that intention. If Employee or the Company believes, at any time, that any such benefit or right that is subject to Section 409A of the Code does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A of the Code (with the most limited possible economic effect on Employee and on the Company or its Affiliates).

In the event that Employee receives any payments under this Agreement in the form of a series of installment payments, such payments shall be treated as a right to a series of separate payments, and in accordance with Treasury Regulation 1.409A-1(b)(9)(iii), as amended, all or a portion of such payments shall qualify as separation pay under the aforementioned regulation to the extent the requirements of such regulation are met.

If and to the extent required to comply with Section 409A of the Code, any payment or benefit required to be paid hereunder on account of termination of Employee’s employment, service (or any other similar term) shall be made only in connection with a “separation from service” with respect to Employee within the meaning of Section 409A of the Code.

Notwithstanding any other provision of this Agreement, in the event Employee is treated as a “specified employee” under Section 409A of the Code (and under the terms and conditions of SLL’s Specified Employee Policy) and any payment under this Agreement is treated as a nonqualified deferred compensation payment under Section 409A of the Code, then payment of such amounts shall be delayed for six months and a day following the effective date of Employee’s termination of employment, at which time a lump sum payment shall be made to Employee consisting of the sum of the delayed payments. This provision shall not apply in the event of a specified employee’s termination of employment on account of death and, in the event of a specified employee’s death during the aforementioned six-month and a day period, such nonqualified deferred compensation may be paid at any time on or after such specified employee’s death.

Neither the Company nor Employee, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A of the Code, except in compliance with Section 409A of the Code and this Agreement, and no amount that is subject to Section 409A of the Code shall be paid prior to the earliest date on which it may be paid without violating Section 409A of the Code.

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties have executed these presents as of the day and year first above written.

STEINER BEAUTY PRODUCTS, INC.

By:
Sean Harrington	Name: Leonard Fluxman
Title: Chief Executive Officer

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EXECUTION VERSION

Exhibit A

RELEASE OF CLAIMS

1.     Consistent with Section 13 of the Employment and Severance Agreement dated August __, 2015 (the “Employment Agreement”) by and between me, Sean Harrington, and Steiner Beauty Products, Inc., a Florida corporation (the “Company”), and in consideration for and as a condition of my receipt of certain severance payments and benefits pursuant to the Employment Agreement, I, for myself, my attorneys, heirs, executors, administrators, successors, and assigns, do hereby fully and forever release and discharge the Company, its affiliated companies, as well as its and their respective successors, assigns, and current or former members, managers, directors, officers, partners, agents, employees, attorneys, and administrators (together with the Company, the “Released Parties”), from all lawsuits, causes of action, claims, demands and entitlements of any nature whatsoever, whether known, unknown, or unforeseen, which I have or may have against any of the Released Parties, including those arising out of or in connection with: (1) my employment with the Company, (2) my separation from employment with the Company, (3) the Employment Agreement and/or any other agreement between me and the Company (except for obligations in such agreements that expressly survive my separation from employment), or (4) any event, transaction, or matter occurring or existing on or before the date of my signing of this Release of Claims; provided, however, that I am not releasing any claims that may not be released as a matter of law. I agree not to file or otherwise institute any claim, demand or lawsuit seeking damages or other relief and not to otherwise assert any claims or demands that are lawfully released herein, except in the event that the Company breaches this Agreement or where I challenge the validity of this Agreement under the Older Workers Benefit Protection Act. I further hereby irrevocably and unconditionally waive any and all rights to recover any relief or damages concerning the lawsuits, claims, demands, or actions that are lawfully released herein, except as otherwise provided in the preceding sentence. I represent and warrant that I have not previously filed or joined in any such lawsuits, claims, demands, or actions against any of the persons or entities released herein with respect to the matters described above, and that I will indemnify and hold them harmless from all liabilities, claims, demands, costs, expenses and/or attorneys’ fees incurred by them as a result of any such lawsuits, claims, demands, or actions. I also agree not to participate, cooperate or assist in any manner, whether as a witness, expert, consultant or otherwise, in any lawsuit, complaint, charge or other proceeding involving any of the Released Parties unless compelled by subpoena or court order.

2.     This Release of Claims specifically includes, but is not limited to, all claims of breach of contract, employment discrimination (including any claims coming within the scope of Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Equal Pay Act, the Americans with Disabilities Act, and the Family and Medical Leave Act, all as amended, or any other applicable federal, state, or local law), claims under the Employee Retirement Income Security Act, as amended, claims under the Fair Labor Standards Act, as amended (or any other applicable federal, state or local statute relating to payment of wages), claims concerning recruitment, hiring, termination, salary rate, severance pay, equity, stock options, benefits due, sick leave, vacation pay, life insurance, group medical insurance, any other fringe benefits, libel, slander, defamation, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any and all tort or other claims which might have been asserted by me or on my behalf in any lawsuit, charge of discrimination, demand, or claim against any of the persons or entities released herein.

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EXECUTION VERSION

3.     This Release of Claims is governed by the laws of the State of Florida, and venue of any action brought under this Release of Claims shall be exclusively in Miami-Dade County, Florida. Any trial/hearing/proceeding under this Agreement shall be heard by a JUDGE WITHOUT A JURY. It is agreed that in the event of any litigation or proceeding under this Agreement, other than an action challenging the validity of this Agreement under the Older Workers Benefit Protection Act, the prevailing party shall be entitled to all costs and expenses incurred in such litigation or proceeding, including reasonable attorney’s fees.

4.      I acknowledge that nothing in this Release of Claims shall be construed as an admission or concession by the Company of any liability, unlawful conduct, or wrongdoing. I may not assign any rights or benefits due or owing under this Agreement unless the Company agrees to such assignment in writing. This Release of Claims shall be binding upon my personal representatives, heirs, and permitted assigns. This Release of Claims may be assigned by the Company and shall inure to the benefit of and be enforceable by any of its successors and assigns. This Release of Claims, together with the post-employment and post-termination obligations in the Employment Agreement, contains the complete, full, and exclusive understanding of myself and the Company and supersedes any and all other oral or written agreements between us. Any amendments to this Release of Claims shall be effective and binding only if any such amendments are in writing and signed by the party against which it is to be enforced.

5.      I specifically acknowledge and agree that:

(a)      I have read and understand this Release of Claims and sign it voluntarily and without coercion;

(b)      I have been given an opportunity of twenty-one (21) days to consider this Release of Claims;

(c)      I have been encouraged by the Company to discuss fully the terms of this Release of Claims with legal counsel of my own choosing; and

(d)     for a period of seven (7) days following my signing of this Release of Claims, I shall have the right to revoke the waiver of claims arising under the Age Discrimination in Employment Act.

6.      If I elect to revoke this Release of Claims within this seven-day period, I must inform the Company by delivering a written notice of revocation to Robert C. Boehm c/o Steiner Management Services, 770 South Dixie Highway, Suite #200, Coral Gables, FL 33146, no later than 11:59 p.m. on the seventh calendar day after I sign this Release of Claims. I understand that, if I elect to exercise this revocation right, this Release of Claims shall be voided in its entirety at the election of the Company and the Company shall be relieved of all obligations to provide the severance payments and benefits which are contingent on the execution of this Release of Claims. I may, if I wish, elect to sign this Release of Claims prior to the expiration of the 21-day consideration period, and I agree that if I elect to do so, my election is made freely and voluntarily and after having an opportunity to consult counsel.

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EXECUTION VERSION

AGREED:

Sean Harrington	Date

ACCEPTED:

STEINER BEAUTY PRODUCTS, INC.

By:
Name/Title: Leonard Fluxman, CEO	Date

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